UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2024

ALTO INGREDIENTS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-21467	41-2170618
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

1300 South Second Street
Pekin, Illinois	61554
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (916) 403-2123

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	ALTO	The Nasdaq Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 20, 2024, the Compensation Committee of the Board of Directors (“Compensation Committee”) of Alto Ingredients, Inc. (the “Company”) adopted, effective as of that date, a performance-based equity incentive compensation program (the “Compensation Program”) under the Company’s existing 2016 Stock Incentive Plan, as amended (the “2016 Plan). The Compensation Program applies to the Company’s executive officers and is designed to tie certain equity incentive compensation to the Company’s financial performance.

Under the Compensation Program, the Compensation Committee may grant awards to the Company’s executive officers. The awards consist of performance-based grants of restricted stock that vest upon the attainment of predetermined financial targets and are additionally subject to time-based vesting.

The Compensation Committee selected an Adjusted EBITDA return on gross fixed assets (“ROA”) financial performance measure to determine payouts under the Compensation Program. The Compensation Committee has the discretion to define and determine Adjusted EBITDA ROA. The Compensation Committee defines Adjusted EBITDA as unaudited consolidated net income or loss before interest expense, interest income, provision for or benefit from income taxes, asset impairments, losses or gains on extinguishment of debt, unrealized derivative gains and losses, acquisition-related expense and depreciation and amortization expense.

Adjusted EBITDA ROA is calculated as (1) Adjusted EBITDA, divided by (2) average gross fixed assets after deducting construction in progress and capitalized interest. The Company will determine Adjusted EBITDA for each calendar month and average gross fixed assets after deducting construction in progress and capitalized interest as of the end of each calendar month. The sum of the Adjusted EBITDA ROA for the twelve calendar months will represent annual Adjusted EBITDA ROA.

The Compensation Committee will establish in advance Adjusted EBITDA ROA amounts at threshold, target and maximum values, which will determine the amount of any payouts of restricted stock at 50% of the award if the threshold Adjusted EBITDA ROA amount is attained, 100% of the award if the target Adjusted EBITDA ROA amount is attained and 200% of the award if the maximum, or higher, Adjusted EBITDA ROA is attained. There will be no payout under the Compensation Program if the threshold Adjusted EBITDA ROA is not attained. If Adjusted EBITDA ROA is between the established threshold and target values or is between the established target and maximum values, the amount of any payouts of restricted stock will be calculated on a straight-line basis and determined based on where Adjusted EBITDA ROA falls between the two values.

Of the total awards granted in any year, 33% of the shares of restricted stock will be available to be earned for that year, 33% of the shares of restricted stock will be available to be earned for the succeeding year and 34% of the shares of restricted stock will be available to be earned for the third year, in each case based on the Adjusted EBITDA ROA attained for the applicable year. Any shares of restricted stock eligible to be earned for an annual period upon attainment of Adjusted EBITDA ROA will additionally be subject to time-based vesting such that the award vests on or after completion of the third year, subject to any early vesting as provided for in the 2016 Plan.

On March 20, 2024, the Compensation Committee established the following Adjusted EBITDA ROA amounts for 2024. The Compensation Committee will establish in the future the Adjusted EBITDA Amounts for 2025 and 2026.

Performance Measure	Threshold	Target	Maximum
2024 Adjusted EBITDA ROA	4.80%	5.20%	5.60%
2025 Adjusted EBITDA ROA	TBD	TBD	TBD
2026 Adjusted EBITDA ROA	TBD	TBD	TBD

On March 20, 2024, the Compensation Committee granted the following awards that may be paid out in the following amounts of restricted stock to the Company’s executive officers under the Compensation Program based on the attainment of Adjusted EBITDA ROA amounts for 2024, 2025 and 2026:

Executive Officer	Threshold	Target	Maximum
Bryon T. McGregor	38,830	77,660	155,320
Robert R. Olander	13,830	27,660	55,320
Auste M. Graham	12,000	24,000	48,000
James R. Sneed	12,000	24,000	48,000

Of the amounts set forth above, 33% of the executive officer’s award is eligible to be earned for 2024, 33% of the executive officer’s award is eligible to be earned for 2025 and 34% of the executive officer’s award is eligible to be earned for 2026, in each case based on the attainment of the Compensation Committee’s predetermined Adjusted EBITDA ROA levels, and subject to the executive officer’s continued service to the Company through the time-based vesting period that ends in early 2027.

In addition to the Compensation Program, on March 20, 2024, the Compensation Committee granted shares of restricted stock to the Company’s executive officers that vest 33% on April 1, 2025, 33% on April 1, 2026 and 34% on April 1, 2027. Bryon T. McGregor received 233,330 shares; Robert R. Olander received 83,330 shares; Auste M. Graham received 71,660 shares; and James R. Sneed received 71,660 shares.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Descriptions
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 26, 2024	ALTO INGREDIENTS, INC.

	By:	/S/ AUSTE M. GRAHAM
Auste M. Graham,
Vice President, General Counsel & Secretary

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